As filed with the Securities and Exchange Commission on March 15, 2011

Registration No. ________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VENTA GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	5010	90-0443388
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2131 N. Collins Ave 433-614
Arlington TX 76011
Telephone:  1 (888) VENTA08 (836-8208)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street Suite 880
Reno, Nevada 89501

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Faiyaz Dean
Dean Law Corp.
601 Union Street, Suite 4200, Seattle, WA 98101
Telephone: (206) 274-4598, Fax: (206) 493-2777

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

 (Do not check if smaller reporting company)

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Primary Offering
Common Stock, $0.001 per share	20,000,000	$0.05	$1,000,000	$116.10
Secondary Offering
Common Stock, $0.001 per share	2,898,000	0.05	144,900	16.82
Total	22,898,000	$0.05	$1,144,900	$132.92

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Issuer may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH [  ], 2011

PRELIMINARY PROSPECTUS

VENTA GLOBAL, INC.

22,898,000 SHARES OF COMMON STOCK
  OFFERING PRICE $0.05 PER SHARE

Of the 22,898,000 shares of common stock offered by this prospectus, 20,000,000 shares are being sold by us and 2,898,000 shares are being sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of shares by the selling stockholders.

Public Offering Prospectus

We are offering 20,000,000 shares of common stock in our direct primary initial public offering, without any involvement   of   underwriters or broker-dealers.  We are offering the shares of common stock at a public offering price of $0.05 per share. While we intend to pursue a quotation of our shares on the OTC Bulletin Board, we are not currently listed or quoted on any exchange or electronic quotation system; thus there is currently no public market for our common stock and there is no assurance that we will obtain any such listing or quotation or that any public market will ever develop or exist for our common shares. The offering does not require that we sell a minimum number of shares.  The proceeds from the sale of the shares in this offering will immediately be payable to VENTA GLOBAL, INC, and used in our operations. Funds will be deposited in our corporate bank account.  As a result, creditors could attach the funds.

The  offering  shall  terminate  on the  earlier  of (i)  180  days  after  the effectiveness  of the  registration  statement  (ii) when the  offering is fully subscribed  for. Our ability to terminate the offering is limited to ending the duration of the offering and accepting the amount of shareholder funds as of the termination date.

Our common stock will be sold by our officers and directors and we will not be utilizing an underwriter for this offering. The intended methods of communication with potential investors include, without limitation, telephone and personal contacts. For more information, see the section of this prospectus entitled "Plan of Distribution."

Resale Offering Prospectus

We are also registering for resale 2,898,000 shares of our common stock by selling stockholders (the "Resale Offering").

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:
• they contain different outside front covers;
• they contain different The Offering sections beginning on page 33;
• they contain different Use of Proceeds sections on page 12;
• the Dilution section on page 13 of the Public Offering Prospectus is deleted from the Resale Prospectus;
• the Selling Stockholder section is included in the Resale Prospectus beginning on page 33;
• they contain different Plan of Distribution sections beginning on page 26 of the Public Offering Prospectus and page 33 of the Resale Prospectus;
• the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Venta Global, Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is March ____, 2011

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this Prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We have not done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 6. All references to “we,” “us,” “our,” “,” “Company” or similar terms used in this prospectus refer to Venta Global, Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending November 30. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

 Corporate Background and Business Overview

Venta Global, Inc. was incorporated in the State of Nevada on February 6, 2009. We maintain our statutory registered agent's office at 50 West Liberty Street Suite 800. Reno, NV 89501.  Our business office is located at: 7701 Sand Street, Fort Worth, TX 76118. Our telephone number is 1(888) 836-8208.

We are a Motor Vehicle Distribution company that has had limited operations to date. Our vision is to find, develop, and distribute the newest and best environmentally friendly products and technologies in the automotive arena. The company aims to establish its brand presence as the mass distributor of top-selling Alternative Fuel Vehicles available in the marketplace. At this stage in our development, there can be no assurance that we will be successful in generating revenues from the sale of our products and services.

From February 6, 2009. (inception) to November 30, 2010, we have generated revenues of $31,772. With assets of $94,678 as of November 30, 2010, and we have incurred accumulated net losses of $472,119.  Based on our financial history since inception, our independent auditor has expressed doubt as to our ability to continue as a going concern.  Additional financing and capital of $200,000 will be required to continue operations.

Since our incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.

We have four executive officers who also serve as four directors.

Summary of the Offering

Shares of common stock being offered by us:	20,000,000 shares of our common stock.
Offering price:	$0.05 per share of common stock.
Number of shares outstanding before the offering:	45,898,000
Number of shares outstanding after the offering, if all the shares are sold:	65,898,000
Use of Proceeds:	Inventory purchase, working capital, general corporate expenses. See “Use of Proceeds” on page 12.
Offering Period:	The offering shall terminate on the earlier of (i) 180 days after the effectiveness of the registration statement (ii) when the offering is fully subscribed for.
Risk Factors:	See “Risk Factors” beginning on page 7 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.
Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Summary Financial Data

The following selected financial information for the period from February 6, 2009 (Inception) through our fiscal year ended November 30, 2010, is derived from our audited annual financial statements. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and accompanying notes included in this prospectus.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

PROSPECTUS SUMMARY - continued

Statement of Operations

Inception (February 6, 2009) Through November 30, 2010
Revenues	$31,772
Net loss	$(472,119)
Net loss per common share:
Basic and diluted	$(0.01)
Weighted average number of common shares outstanding	39,467,154

Balance Sheet Data

November 30, 2010
Total assets	$94,678
Total liabilities	$287,467
Total stockholders’ deficit	$(192,789)
Total liabilities and stockholders’ deficit	$94,678

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our independent auditors have expressed doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate.

From inception (February 6, 2009) through November 30, 2010, we have incurred cumulative net losses of $472,119, and, we anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We were incorporated on February 6, 2009. Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Our primary business activities will be to earn revenues through distribution of environmentally friendly vehicles throughout the United States. Although we believe that our business plan has significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

Our business plan may be unsuccessful, and if it fails, we will not have alternate services or products to offer in order to ensure our continuation as a going concern.

The success of our business plan is dependent on the marketing of our products and services. Our ability to obtain and distribute our products and services is unproven, and the lack of operating history makes it difficult to validate our business plan. In addition, the success of our business plan is dependent upon the market acceptance of our products and services. Should our market strategy be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate services or products that we can offer to ensure our continuation as a going concern.

RISK FACTORS - continued

We have maintained losses since inception, which we expect will continue in the future.

We expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have sufficient revenues to offset the expenses associated with the development, marketing and sales of our products and services. We cannot guarantee that we will ever be successful in generating sufficient revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumptions regarding the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

To date, we have completed only initial stages of our business plan and we can provide no assurance that we will be able to generate enough revenue from our business in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our Company.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to successfully develop and market our products and services to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. We will require additional financing, through issuance of debt and/or equity, in order to establish profitable operations. Such financing, if required, may not be forthcoming. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

We may not be able to compete effectively against our competitors.

We are engaged in a rapidly evolving industry, and face direct competition from competitors that may have greater resources, research and development staff, sales and marketing staff and facilities than we do. There can be no assurance that our competitors will not develop products that are more effective than those being developed and marketed by us or that would render our products obsolete or noncompetitive.

We need to retain key personnel to support our product and ongoing operations.

The development and marketing of our product will continue to place a significant strain on our management and other resources. Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of Dmitri Tisnoi, our President, CEO and Director, would negatively impact our ability to sell our product, which could adversely affect our financial results and impair our growth. Currently, we have no employment agreement with Mr. Tisnoi and do not anticipate entering into any such agreement in the foreseeable future.

Risks Relating to Our Common Stock

Our shares may be subject to “penny stock” rules, and the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

RISK FACTORS - continued

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

The price of our common stock may be volatile, which substantially increases the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Our common stock is not currently quoted or listed on any exchange or electronic quotation system.  There is no assurance that any trading market will ever develop for our shares of common stock. Even if a trading market does develop for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

·	variations in quarterly operating results;

·	our announcements of significant contracts and achievement of milestones;

·	our relationships with other companies or capital commitments;

·	additions or departures of key personnel;

·	sales of common stock or termination of stock transfer restrictions;

·	changes in financial estimates by securities analysts, if any; and

·	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, the Company’s business and management.

The percentage ownership information shown in the table below is calculated based on 45,898,000 shares of our common stock issued and outstanding as of March 11, 2011. We do not have any class of shares other than common.  We currently have debt that may be converted into shares of our common stock.

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage
Common Stock	Dmitri Tisnoi,	20,000,000	43.57%
	President, Chief Executive Officer and Director	Direct
Common Stock	Ray Colston	500,000	1.09%
	Chief Financial Officer, Treasurer and Director	Direct
Common Stock	Brenda Gray	1,000,000	2.18%
	Chief Operations Officer, Secretary and Director	Direct
Common Stock	Kyle Ford	2,000,000	4.36%
	Vice President and Director	Direct

	All Officers and Directors as a Group	23,500,000	51.20%
	Total Shares Outstanding	45,898,000	100.00%

As a result, our executive officers, directors and affiliated persons will have significant influence to:

·	elect or defeat the election of our directors;

·	amend or prevent amendment of our articles of incorporation or bylaws;

·	effect or prevent a merger, sale of assets or other corporate transaction; and

·	affect the outcome of any other matter submitted to the stockholders for vote.

RISK FACTORS - continued

Moreover, because of the significant ownership position held by our insiders, new investors may not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Purchasers in this offering will experience immediate and substantial dilution.

The public offering price of our common stock pursuant to this Prospectus will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $0.04 per share, which represents the difference between our net tangible book value per share after this offering and the price you paid, based upon the assumed public offering price of $0.05 per share of common stock and the net tangible book value and shares outstanding as of November 30, 2010. In addition, if we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

We are authorized to issue up to 180,000,000 shares of common stock, of which 45,898,000 shares are issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth by acquiring complementary businesses, acquiring or licensing additional brands, or establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets, and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations. The process of implementing our internal controls and complying with Section 404 will be expensive and time - consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness or a significant deficiency in our internal control, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including ineligibility for short form resale registration, action by the Securities and Exchange Commission, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price and harm our business.

RISK FACTORS - continued

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our Board of Directors.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, may make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Individual products and services represent meaningful portions of our revenues and net loss in any quarter. We may incur significant or unanticipated expenses when licenses are renewed.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

·	the number of new products and services released by us and our competitors;

·	the amount we reserve against returns and allowances;

·	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenues in a period;

·	the popularity of new products and services, and products and services released in prior periods;

·	changes in pricing policies by us or our competitors;

·	fluctuations in the size and rate of growth of overall consumer demand for our products and services;

·	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

·	our success in entering new geographic markets;

RISK FACTORS - continued

·	accounting rules governing recognition of revenue;

·	the timing of compensation expense associated with equity compensation grants; and

·	decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Our failure to meet market expectations would likely result in decreases in the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 13, and the section entitled “Business Description” beginning on page 14, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Based on the maximum offering price, we estimate that our net proceeds from the Offering, after deducting commission and other estimated expenses payable in relation to the Offering (estimated to be $50,000) will be approximately $950,000.

The foregoing represents our best estimate of our allocation of our net proceeds from the Offering based on our current plans and estimates regarding our anticipated expenditures.  Actual expenditures may vary from these estimates, and we may find it necessary or advisable to re-allocate our net proceeds within the categories described above or to use portions of our net proceeds for other purposes.

Pending the use of our net proceeds in the manner described above, we may also use our net proceeds for our working capital, place the funds in fixed deposits with banks and financial institutions or use the funds to invest in short-term money market instruments, as our Directors may deem appropriate in their absolute discretion.

We estimate that the expenses of the Offering and the application for listing, including the underwriting fees and selling commission, and all other incidental expenses relating to the Offering, will amount to approximately $50,000.

Our direct public offering is being made on a self-underwritten basis - with no minimum and a maximum of $1,000,000.  The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% is sold.

USE OF PROCEEDS - continued

	25%	50%	75%	100%
Gross Proceeds	$250,000	$500,000	$750,000	$1,000,000
Offering Expenses	$50,000	$50,000	$50,000	$50,000
Net Proceeds	$200,000	$450,000	$700,000	$950,000

We intend to use the net proceeds approximately as follows:

	25%	50%	75%	100%
Inventory purchases	$150,000	$350,000	$550,000	$700,000
Working capital and general corporate purposes	$50,000	$100,000	$150,000	$250,000
Total	$200,000	$450,000	$700,000	$950,000

DIVIDEND POLICY

Since our inception, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

CAPITALIZATION

The following table sets forth our short-term debt, long-term debt and capitalization as of November 30, 2010:

November 30, 2010
Payables, accruals and other short-term debt	$199,260
Long-term debt	$88,207
Capitalization (based on $0.05 per share)	$2,294,900

This table should be read with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this Prospectus.

DILUTION

Purchasers of common stock in this offering will suffer immediate dilution to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.

The net tangible book value of our common stock on November 30, 2010 was ($192,789) or ($0.004) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $0, and dividing this amount by the number of shares of our common stock outstanding on November 30, 2010 before giving retroactive effect to this offering.

The following table illustrates this dilution to new investors on a per share basis, if 25%, 50%, 75% or 100% of the offering is sold:

DILUTION - continued

	25%	50%	75%	100%
Shares sold	5,000,000	10,000,000	15,000,000	20,000,000
Assumed Public offering price per share	$0.050	$0.050	$0.050	$0.050
Net tangible book value per share as of November 30, 2010	$(0.004)	$(0.004)	$(0.004)	$(0.004)
Increase per share attributable to this offering	0.004	0.009	0.013	0.015
Pro forma as adjusted net tangible book value per share after this offering	(0.000)	0.005	0.008	0.011
Dilution in net tangible book value per share to new investors	$0.050	$0.045	$0.042	$0.039
Shares outstanding after the offering	50,898,000	55,898,000	60,898,000	65,898,000

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

Overview

Venta Global, Inc. is a development stage company that was incorporated on February 6, 2009 in the State of Nevada.  The Company is an automobile distributor specializing in finding, bringing, distributing and promoting alternative fuel vehicles and other environmentally friendly products.

Venta Global, Inc. has never declared bankruptcy, has never been in receivership, and has never been involved in any illegal action or proceedings.

Since becoming incorporated, Venta Global, Inc. has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Venta Global, Inc. is not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Venta Global, Inc. nor its officers, directors, promoters, or affiliates has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements, or understandings with any representatives of the owners of any business or company regarding the  possibility of an acquisition or merger.

Plan of Operation

Over the next twelve months, we will concentrate on the following six areas to grow our operations:

●	Capital and Funding – Seek to obtain capital from all available sources.

●	Inventory Financing – Establish a 120 days pipeline of inventory available for current and future customers.

●	Number of Authorized dealers – Increase the number of Authorized dealers by at least 5% every quarter.

●
Advertising and Marketing – Work with several marketing companies to develop brand identity, marketing materials, product recognition. Utilize all available marketing venues and public relations opportunities to promote the Company and its products and services.

●	Sales – Increase current sales by at least 5% per quarter in 2011.

●	Product Line Development – Continue searching, finding, bringing to US and distributing new products through a network of Authorized dealers.

Operating Environment

We strongly believe that after 100 years of evolution, the automobile industry is on the verge of a revolution. The reliance on the gasoline-powered internal combustion engine as the principal automobile powertrain technology has raised environmental concerns, created dependence among industrialized and developing nations on oil largely imported from foreign nations and exposed consumers to volatile fuel prices. In addition, we believe the legacy investments made by incumbent automobile manufacturers in manufacturing and technology related to the internal combustion engine have to date inhibited rapid innovation in alternative fuel powertrain technologies. We believe these challenges offer an historic opportunity for companies with innovative Compressed Natural Gas (CNG) and electric powertrain technologies and that are unencumbered with legacy investments in the internal combustion engine to lead the next technological era of the automotive industry.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - continued

Growth in Demand for Alternative Fuel Vehicles

We believe that the switch to alternative fuel technologies is the most important improvement in modern automotive history. Several alternative fuels has been recognized as having a significant potential for producing lower overall pollutant emissions compared to petroleum and diesel fuels. We believe that among many options, the electric propulsion and CNG technologies will the most successful in the nearest future. Those technologies offer the potential for improved performance and efficiency of a vehicle, and helps address many concerns related to the use of the internal combustion engine. We believe many consumers are increasingly willing to consider buying alternative fuel vehicles due to the environmental, economic and national security consequences of using gasoline-powered vehicles. As a result, we believe the market for electric and CNG vehicles is poised for significant growth as consumers continue to shift their preferences strongly toward more fuel efficient and lower emission vehicles.

We also believe government regulations and incentives are accelerating the growth of the alternative fuel vehicle market. Many governments in countries throughout the world are regulating vehicle emissions and fuel economy standards and offering incentives to consumers to purchase more energy efficient vehicles. For example, in 2009, the United States government enacted a $2.4 billion electric vehicle stimulus package with the goal of putting one million electric drive vehicles on the road by 2015.

External Environment and US Government Support

The Obama Administration is investing in a broad portfolio of advanced vehicle technologies. These investments—investments in American ingenuity, innovation, and manufacturing—are driving down the costs associated with electric vehicles and expanding the domestic market. Investments in batteries alone, for example, should help lower the cost of some electric car batteries by nearly 70 percent before the end of 2015. What’s more, thanks in part to these investments, U.S. factories will be able to produce batteries and components to support up to 500,000 electric-drive vehicles annually by 2015.

As part of the Department of Energy’s $12 billion investment in advanced vehicle technologies, the Department is investing more than $5 billion to electrify America’s transportation sector. These investments under the American Recovery and Reinvestment Act and DOE’s Advanced Technology Vehicle Manufacturing (ATVM) Loan Program are supporting the development, manufacturing, and deployment of the batteries, components, vehicles, and chargers necessary to put millions of electric vehicles on America’s roads.

DEPARTMENT OF ENERGY
THE RECOVERY ACT: TRANSFORMING AMERICA’S TRANSPORTATION SECTOR BATTERIES AND ELECTRIC VEHICLES
WEDNESDAY, JULY 14, 2010

Compressed natural gas is the cleanest burning fuel widely available in US today. CNG vehicles produce the fewest emissions of any motor fuel requires less vehicle maintenance and longer engine life.

We believe shifting consumer preferences together with government regulation and incentives will result in significant growth in the market for CNG and electric vehicles.

According to Frost & Sullivan, a business research and consulting firm, the market for electric-based vehicles, which includes electric vehicles, hybrid electric vehicles and plug-in hybrid electric vehicles, is expected to grow to approximately 10.6 million units worldwide, or approximately 14% of new vehicles sold by 2015 from approximately 1.75 million units or 3% of new vehicles sold in 2008.

Transitioning to Alternative Fuel Vehicles

Major incumbent automobile manufacturers have generally avoided introducing electric and compressed natural gas (CNG) vehicles, focusing instead on incorporating electric propulsion into their vehicles through hybrid electric product lines. Although hybrid electric vehicles address some of the concerns associated with the historical reliance on the internal combustion engine, we believe they are a transitional technology between internal combustion engine vehicles and fully electric or CNG vehicles. The increased complexity and weight of the dual powertrain system inherent in hybrid and plug-in hybrid electric vehicles result in a less energy efficient vehicle, and as a result, these vehicles do not realize the full benefits of electric propulsion. Hybrid electric vehicles also require gasoline to run and produce emissions. Consequently, many hybrid electric vehicles have mile per gallon ratings that are only somewhat better than their internal combustion engine counterparts, while generally having limited performance. We believe that despite their limitations, the increasing popularity of hybrid electric vehicles demonstrates consumers’ desire for vehicles that can offer a solution to the concerns associated with the historical reliance on the internal combustion engine.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - continued

We believe that inability of incumbent major automobile manufacturers to mass produce vehicles with dedicated CNG engines has creating a big opportunity for a CNG conversion market. Consequently, to date incumbent automobile manufacturers have not commercially mass produced vehicles with dedicated CNG engine technology.

As a result of the focus to date by the incumbent automobile manufacturers on the internal combustion engine, the financial pressures they face and the technical hurdles to developing an electric  and CNG vehicle program, we believe there is currently a significant opportunity for a new entrants that have an innovative electric powertrain and CNG technology and a business model unencumbered by the legacy challenges facing incumbent automobile manufacturers to sell its valuable electric and CNG vehicles on US.

The Company recognizes that building its brand is important to securing a strong standing. Therefore, Venta Global, Inc. will continue focusing to build a brand that encompasses its core values of integrity and quality of products and service for “Technologies of Tomorrow for People Who Care Today”.

The Company’s goal is dedicated to offering many viable choices in alternative fuel transportation. By introducing and distributing advanced all-electric and CNG vehicles that produce little to zero emissions, Venta Global, Inc. is facilitating change to ensure a sustainable future for our world.

Operating Results

Since Inception (February 6, 2009) through November 30, 2010, we have generated revenues of $31,772 and incurred cumulative net losses of $472,119.

The losses include $131,000 of accrued salaries, and $134,375 stock based compensation to consultants.

As of November 30, 2010, the Company had assets of $94,678, and total liabilities of $287,467.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

As of November 30, 2010, the Company had approximately $16,780 of cash and cash equivalents.

We are presently able to meet our obligations as they come due.  At November 30, 2010, we had a working capital deficit of $106,814, which includes net amount of $108,257 owed to related parties.

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from this direct primary initial public offering, private placements and/or debt financing.  However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as additional information is obtained, as more experience is acquired, as our operating environment changes and as new events occur.  Our critical accounting policies are listed in the notes to our audited financial statements included in this Registration Statement.

BUSINESS DESCRIPTION

Overview

Venta Global, Inc. is an automobile distributor specializing in finding, bringing, distributing and promoting alternative fuel vehicles.

Founded by Dmitri Tisnoi, Venta Global, Inc. distributes “technologies of tomorrow to people who care today”.

As carbon emissions and dependence on fossil fuels continue to rise, we believe it is important to change society’s perception of alternative fuel transportation.  Venta is committed to building a solid foundation by offering many viable choices in alternative fuel transportation. By introducing and distributing advanced all-electric and CNG vehicles that produce low or zero emissions, we are facilitating change to ensure a sustainable future for our world. Our company is supporting a new generation of consumers within the auto industry, a generation that has the opportunity to choose an environmentally friendly, alternative fuel vehicle without compromising style and luxury.

Products and Services

Venta plans to import and sell to retail automobile dealers the following products. These companies were selected based on the quality of their products and latest technologies they offer. We have obtained or are in the process of obtaining product-licensing agreements for these lines.

Tazzari Zero All-Electric Car
Tazzari Zero is a product of the Tazzari Group. Created in Imola, Italy situated within the same region as Ferrari and Lamborghini, but unlike those exotics Tazzari will concentrate on small electric vehicles. The Tazzari is a neighborhood electric vehicle (NEV). Tazzari’s goal is to provide the very best technology and quality at a competitive price. It is a trailblazer in the new age of Lithium powered electric drive vehicles.

Venta Viper - Electric UTV
The Venta Viper UTV has multiple uses including golf course maintenance, universities and resort maintenance, municipalities, military applications, resorts and amusement parks, rental fleets, master planned and suburban communities, and as hunting vehicles. Viper UTV uses both lead-acid and lithium-ion battery pack unlike most other electric UTV manufacturers. The lithium-ion battery pack provides a significant increase in the range when compared to a lead-acid battery. Venta has signed an endorsement agreement with one of the most sought after big game hunters and mountain guides; Colorado Buck (www.heycoloradobuck.com) has endorsed and will use the Venta UTV during filming of his television shows. The Venta Viper UTV was recently demonstrated at NASA’s Kennedy Space Center, and the King Ranch. Venta currently has exclusive distribution rights for Venta Viper in the U.S.

Venta intends to offer the UTV for both, off-road use and street legal applications (NEV), the choice of two different battery pack configurations and an option to upgrade or downgrade the battery pack capacity at a later date.

Strategic Marketing Plan

As a licensed distributor of automobiles, Venta will engage and sign retail automobile dealers. Through the network of authorized dealers Venta will offer its products to authorized dealers, fleet managers, municipalities, government agencies, universities, resort communities, the U.S. Military and other market niche clientele. Today, Venta already has contract enabling the company to sell its products to a state authorized Retail Dealership group with Franchise License to sell their business model in 30 states. Venta will apply for licensing in other states as we expand our dealer network. Venta will continue searching for the newest and best environmentally friendly products and technologies in automotive arena, while persist building a solid distribution relationships with manufactures.

We recognize that building the Venta recognition and brand is important to securing a strong standing.  Therefore, Venta Global, Inc. will continue focusing to build a brand that encompasses its core values of distributing “technologies of Tomorrow for people who care today".

Venta Global, Inc. intends to achieve the following objectives:

- Establish a strong brand name and reputation in the automotive industry.
- Strategically align ourselves with automotive dealers (dealer groups) and automotive manufactures.
- Generate enough revenue to expand operations by analyzing latest trends and supplying dealers with desired products.

BUSINESS DESCRIPTION - continued

Competition

Venta Global, Inc. has done extensive research and investigation of all of the aspects of the competitiveness of the existing market.  The Company's model will be deployed so that it capitalizes on the advantages that it has over its competition to include but not limited to quality of the products, manufacture support of its brand, customer satisfaction.  However, the Company will face competition from existing US manufactures/distributors.  There are a handful of major players to include Tesla and Wheego for example, while others are small companies that have hit upon the correct formula of product, price, performance, and services.  The nations contracting industry currently consist of some of the following players:

Electric Cars

In the emerging electric vehicle industry, there are numerous companies in the U.S. and internationally who are engaged in the development and manufacturing of electric and hybrid vehicles, batteries and related components. Main electric and hybrid vehicle manufacturers are the large traditional automotive companies such as Toyota, GM, Honda, Nissan, and Mitsubishi.

Tesla
Tesla's goal is to produce increasingly affordable electric cars to mainstream buyers - relentlessly driving down the cost of EVs. Palo Alto, Calif.-based Tesla has delivered more than 1,000 Roadsters to customers in North America, Europe and Asia. Tesla designs and manufactures EVs and EV powertrain components. The company is currently working on developing a new product,  Model S, engineered from the ground as an EV.

Toyota
The first-generation Toyota RAV4 EV went into production in 1997. Powered by a nickel-metal hydride battery pack, it had a real world driving range of 80-110 miles on a single charge. 1,484 vehicles were sold or leased in the U.S., and more than half of those are still on the road today. The second-generation RAV4 EV demonstration vehicle represents an important milestone in Toyota’s unique collaboration project with Tesla. In comparison to the RAV4 V6, the RAV4 EV electric powertrain adds 220 pounds, yet the rate of acceleration is nearly equal. Actual real world driving range is approximately 100 miles from a full battery charge. The technical features and appearance of the RAV4 EV demonstration vehicle will serve as targets for the fully engineered, market-ready vehicle, expected to launch in 2012.

Honda
In 1999 Honda released its first hybrid vehicle available in the U.S., the Honda Insight. The first generation of the Insight was sold through model year 2006. After a brief hiatus, the brand was re-launched in 2009 for the 2010 model year. Honda’s Insight model is expected to pose competition to Toyota’s Prius. In addition, 2011-2012 Honda plans to release a number of alternative fuel technology vehicles  (Honda CRZ, Honda FCX,  Civic GX, etc. )

Ford
Ford introduced the first hybrid SUV in 2004, the Ford Escape Hybrid, and a year later introduced the Mercury Mariner, a compact luxury SUV that is produced by Ford’s Mercury. Ford plans to introduce hybrid versions with Electric or CNG technology of half of its models by 2012.

Nissan
In December 2010, Nissan introduced to US market their new all electric five-door mid-size hatchback - Leaf. Commercial US production would begin in late 2012 at Nissan's manufacturing facility in Smyrna, Tennessee. This US plant will be modified with a US$1.4 billion loan granted by the US Department of Energy to allow the manufacturing plant to produce the Nissan Leaf and its advanced batteries. The retooled plant is expected to produce up to 150,000 vehicles and 200,000 battery packs annually.

General Motors
GM has models of hybrid vehicles in the market but its much-anticipated vehicle is the Chevrolet Volt GM has recently introduced the Chevrolet Volt, which is an electric vehicle with back-up generators, powered by gasoline, E85, or fuel cells. The production Chevrolet Volt was available in late 2010 as a 2011 model with limited availability. GM delivered the first Volt during December 2010.

Mitsubishi
The Mitsubishi i MiEV is a five-door hatchback electric car produced by Mitsubishi Motors. According to the manufacturer, the i MiEV all-electric range is 100 miles. Sales in the U.K. began in January 2011 and U.S. sales are scheduled for November 2011 with a base price targeted below US$30,000, prior to government incentives.

BUSINESS DESCRIPTION - continued

ZAP
This brand, which stands for Zero Air Pollution, touts itself as a maker of “affordable, efficient, 100% electric vehicles.” The ZAP Alias is a three-wheeled performance vehicle that can be recharged from any 110V outlet. It is billed as “freeway friendly” and will reportedly be available in late 2010 with a list price of $35,000. ZAP also has a four-passenger sedan, a two-passenger utility truck and a five-passenger shuttle van these have a range of about 40 miles and top speeds of 25-40 miles per hour.

Coda
CODA made its consumer auto show debut at the Los Angeles Auto Show November 19-28, 2010. The company will work with a Chinese electric vehicle manufacturer to rebrand its cars for sale in the U.S. Coda’s design will be conservative, helping it appeal to American consumers who do not like the futuristic appearance of many hybrid vehicles. The Coda will have a range of up to 100 miles and a sale price of $45,000. Initial deliveries of the vehicle were planned for December 2010 but were pushed back to the second half of 2011.

Many of these companies have planned production of an electric vehicle for several years to months without actually bringing these plans to fruition. We at Venta are aware that the above listed companies possess far greater resources, opportunities and existing market presence, all of which will increase the challenge to acquire a market share. We also believe that by initiating a major advertisement and promotion campaigns of the  new alternative fuel technologies those companies will provide more public awareness through their large marketing budgets and will push municipalities to build more supporting infrastructure. As the industry continue to evolve, we anticipate many other smaller and less known automotive manufacturing brands trying to enter US market with their products. Instead of building its own dealer infrastructure, some of the manufactures will consider choosing to plug into existing Venta’s dealer network to sell their products.

Neighborhood Electric Vehicles

MILES Automotive
Currently the company offers four electric vehicles designed primarily for low-speed fleet use, the ZX40, ZX40S, ZX40S Advanced Design, and ZX40ST electric truck. These vehicles are among the most cost effective electric cars on the market, with a price tag of under $20,000.

ZAP
ZAP is an electric vehicle company that designs, produces and markets vehicles including automobiles, motorcycles, bicycles, scooters, personal watercraft, ATVs, neighborhood electric vehicles and commercial vehicles

Wheego
The Wheego Whip is an all-electric city car originally developed as the electric version of the Chinese Noble by Shuanghuan Automobile and RTEV (Ruff & Tuff Electric Vehicles).

Electric UTV  / Hunting Vehicles

Bad Boy Buggies
In 2009, Bad Boy Buggies introduced the Bad Boy XT, a new vehicle designed from the ground up to provide greater horsepower and torque, extended range and a greater towing capacity. The most recent model, the XTO, builds on the success of the XT with a roomier, more ergonomic cabin. 3900 Bad Boy Buggies sold between June 2007 and July 2009 have been recalled due to acceleration without warning, posing a risk of injury to the user and/or bystander; utilize lead acid batteries; 2WD only. All models designed only for hunting.

Stealth Electric Utility Vehicles
Stealth Manufacturing was born from the desire of Outdoorsmen to have a utility vehicle powerful enough to handle Louisiana’s terrain yet quiet enough to keep from spooking wildlife in the vicinity.

HuntVe
The HuntVe Electric 4x4 vehicle is a new All-Electric 4 wheel drive vehicle on the hunting EV Vehicles market.

There are other UTV distributors not mention here, most are marketing only to hunters and not targeting the many other opportunities such as:

Master Planned and Suburban Communities
Urban Environments
RV Customers
University, Industrial and Medical Campuses
Rental Fleets
Resorts and Amusement Parks
Municipalities, Government Agencies, US Military
Utilities, Utility Regulators

BUSINESS DESCRIPTION - continued

Competitive Advantage

Venta Global, Inc. intends to capitalize on its core strengths in order to establish itself as a leading alternative fuel vehicles distribution company nation-wide.  These competitive advantages are outlined in greater detail below:

·      The Company has positioned itself as a valid player among a large number of potential domestic and foreign automotive manufactures through participation in many tradeshows and industry related events.

·      The Company has created recognition by constantly displaying its current products at events sponsored by local authorities.

·      The Company has been recognized as the most environmentally conscious Automotive Distributor in North Texas to receive 2010 Working for Clean Air™ award.

Sources and Availability of Products and Supplies

We believe there are no constraints on the sources or availability of products and supplies related to our business.

Dependence on One or A Few Major Customers

We do not anticipate dependence on one or a few major customers into the foreseeable future.

Patents, Trademarks, Licenses, Franchise Restrictions and Contractual Obligations & Concessions

We have not obtained any copyrights, patents or trademarks in respect of any of our intellectual property. We may obtain protection in the future, when we are in a financial position to do so, but we do not foresee being in a position to do so for least the next 12 months. We do not hold any other intellectual property.

Regulations

(a)              State Regulations
We must register with each state that we intend to sell vehicles and become a licensed auto distributor.  The requirements the company has to meet to qualify are as follows:

●	Physical address
●	One desk
●	Two chairs
●	One phone
●	Signage that is visible from across the street
●	Telephone
●	States may vary slightly, but any requests are easily adjusted for at those locations.

(b)              Federal Regulations

There are no other existing government regulations required, nor are we aware of any regulations being contemplated that would adversely affect Venta Global, Inc's ability to operate.

 (c)              Internet Regulations

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet.  The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business, or otherwise have a harmful effect on our business model.

BUSINESS DESCRIPTION - continued

To date, governmental regulations have not materially restricted our use or expansion of the Internet; however, the legal and regulatory environment that pertains to the Internet is uncertain and may change.  New laws may cover issues that include:

●	Sales and other taxes;
●	User privacy;
●	Pricing controls;
●	Characteristics and quality of products and services;
●	Consumer protection;
●	Libel and defamation;
●	Copyright, trademark and patent infringement; and
●	Other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our products and services in accordance with our business plan.

Research and Development

We have incurred approximately $59,000 in development costs to date, for our electric UTV and other development projects. We have plans to undertake more development activities during the next year of operation related to the development of electric UTV, CNG Delivery trucks, other products, our website, and other related development cost.

Description of Property

Our executive offices are currently at 7701 Sand Street, Fort Worth, TX 76118.   We will use this space for storing equipment and products, as well as our executive offices for the foreseeable future.  We believe our current premises are adequate for our current operations and we do anticipate that we will require additional premises in the next 6 to 12 months.  We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Reports to Security Holders

We will voluntarily make available to our stockholders an annual report, including audited financials, on Form 10-K.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website.

MANAGEMENT

Directors and Executive Officers of Registrant

The name, age and position of each of our directors and executive officers as of March 11, 2011, are as follows:

Name	Age	Position
Dmitri Tisnoi	32	President, Chief Executive Officer and Director
Ray Colston	32	Chief Financial Officer, Treasurer and Director
Brenda Gray	54	Chief Operations Officer, Secretary and Director
Kyle Ford	45	Vice President, Director

Dmitri Tisnoi, Founder and Chief Executive Officer

Dmitri Tisnoi has served as our Chief Executive Officer since inception of the company in Feb 2009. Prior to founding Venta Mr. Tisnoi was providing a consulting services to a number of business specializing in Automotive wholesale distribution, repair, import and export operations since 1999. Mr. Tisnoi has more than 12 years of experience successfully importing and exporting products to and from the United States, concentrating in the automotive arena. He has devoted the past three years to researching and developing a successful business model for a new master distributorship with an emphasis in eco-friendly, alternative fuel vehicles.

Mr. Tisnoi holds a Bachelor’s degree in Management Information Systems (2001) and Graduate Certificate in Real Estate Finance and Development from the University of Texas at Arlington (2006).

Brenda Gray, Chief Operating Officer
Brenda Gray has served as our Chief Operating Officer since March 2010. Prior to joining us Ms. Gray was Chief Communications Officer and co-founder of Core Energy Group from 2007 to February 2010. Core Energy Group was established to facilitate the distribution and sale of fuel-efficient and environmentally friendly vehicles.  Ms. Gray was Vice President of Dallas based Cozart Communications, specializing in media relations and public affairs and helped lead a grassroots campaign to support the National Superconducting Super Collider Coalition.  She was the first female sales person with Sewell Lexus in Dallas shortly after the launch of Lexus in the United States.

Currently Ms. Gray serves on the board of PetSmart Charities, the largest funder of animal welfare organizations in the country. Previously she served on the boards of the National Kidney Foundation, Baylor Health Care System Foundation, and the Dallas Division of March of Dimes.

A graduate of Northwest Texas Hospital School of Nursing in Amarillo, Texas in 1976, Ms. Gray was a surgical nurse for more than 15 years specializing in plastic and reconstructive surgery and neurosurgery prior to her experience in the automotive arena.

Kyle Ford, Executive Vice President
Mr. Ford has served as a Vice President on our company since March 2010. Prior to joining us, Mr, Ford was CEO and co-founder of Core Energy Group from 2007 to 2010. Core Energy Group was established to facilitate the distribution and sale of fuel-efficient and environmentally friendly vehicles. Mr. Ford also previously served as Vice President of Kwik Wash Laundries and saw the company’s profitability more than double. Kwik Wash was the third largest coin-operated laundry company in the country when it was sold in 1997.

Mr. Ford is also currently Vice President of EF Properties; a family owned and operated commercial real estate company with net holdings worth over $50 million. He is a native Texan and a graduate of Southern Methodist University in Dallas.

Ray Colston, Chief Financial Officer
Mr. Colston has consulted with business owners in various industries throughout his nine year career in public accounting. Currently Mr. Colston holds a position of Senior Tax account with Travis and Wolff  LLP since 2006. His work in many industries including real estate development, professional services, manufacturing, wholesale distribution, fast food chain/convenient store management provides relevant real world experience to apply to the operations of Venta, Inc.  Ray has also been a leader in developing training programs and teaching other professionals as well as improving business documentation standards.

Mr. Colston holds a Bachelor’s degree in Finance and Accounting from Texas Christian University in Fort Worth, Texas.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of one or more members, but not more than nine, and that our shareholders shall determine the number of directors at each regular meeting. Each director serves for a term that expires at the next regular meeting of the shareholders or until his successor is elected and qualified.

Committees of the Board of Directors

Due to our size, limited operating history and financial conditions we do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors. We do not have an audit committee “financial expert.”

MANAGEMENT - continued

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because, we are not listed on NASDAQ. We have determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules as a result of their current positions as our executive officers.

Significant Employees

We have no significant employees other than the executive officers described above.

Family Relationships

Other than the stock transactions discussed below, and transactions related to accrued compensation, described in the Notes to financial statements, Venta Global, Inc. has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of the company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors or make nominations to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Code of Ethics

As of the date of this Registration Statement, we had not adopted a Code of Ethics, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation paid by us to our officers from our inception on February 6, 2009 through the fiscal year ended November 30, 2010.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Comp.	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Dmitri Tisnoi,
President, CEO	2009	30,000	-	-	-	-	-	-	30,000
and Director	2010	60,000	-	-	-	-	-	-	50,000
Raymond Colston,
CFO, Treasurer	2009	-	-	-	-	-	-	-	-
and Director	2010	11,000	-	-	-	-	-	-	11,000
Brenda Gray,
COO, Secretary	2009	-	-	-	-	-	-	-	-
and Director	2010	16,000	-	-	-	-	-	-	16,000
Kyle Ford,
EVP and	2009	-	-	-	-	-	-	-	-
Director	2010	14,000	-	-	-	-	-	-	14,000

Amounts of compensation reported in the table above, represent accrued compensation. The manner and timing of payments of the accrued compensation will depend on the future financial conditions of the Company.

Refer to the Notes to Financial Statements for more information.

Outstanding Equity Awards

No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have not entered into any employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of Venta Global Inc. other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of the company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On April 7, 2009, we issued a total of 20,000,000 shares of restricted common stock to Dmitri Tisnoi, our officer and director in consideration for $2,000 cash.

On April 7, 2009, we issued a total of 500,000 shares of restricted common stock to Raymond Colston, our officer and director in consideration for $50 cash.

On April 7, 2009, we issued a total of 1,000,000 shares of restricted common stock to Brenda Gray, our officer and director in consideration for $100 cash.

On April 7, 2009, we issued a total of 2,000,000 shares of restricted common stock to Kyle Ford, our officer and director in consideration for $200 cash.

PLAN OF DISTRIBUTION

This direct primary offering will be conducted utilizing the efforts of our officers and directors. We are not engaging any underwriter in connection with this offering. Potential investors include, but are not limited to, family, friends and acquaintances of our officers and directors. The intended methods of communication include, without limitation, telephone calls and personal contact.

All funds received by us in connection with sales of our securities will be transmitted immediately into our general corporate account and will become immediately available to us.

No officer or director will receive any commissions for any sales originated on our behalf. We believe that our officers and directors are exempt from registration as brokers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. In particular, each of our officers and directors:

1. Is not subject to a statutory disqualification, as that term is defined in Section 3(a) 39 of the Act, at the time of their participation;

a.  Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
b.  Is not an associated person of a broker or dealer; and
c.  Meets the conditions of the following:

i. Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;
ii. Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and
iii. Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

No officers or directors of the Company may purchase any securities in this offering.

 There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

 The proceeds from the sale of the shares in this offering will be immediately deposited into our general corporate account and shall become immediately available to us. All subscription agreements and checks are irrevocable.

 Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1 to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in United States currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable. The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

 Any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

PLAN OF DISTRIBUTION - continued

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents, if any.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

The trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by FINRA (once and if and when quoting thereon has occurred). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

 OTCBB Considerations

OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. A market maker has filed an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible”, then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). Basically, DTC eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

PLAN OF DISTRIBUTION - continued

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Our shares will be covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

 The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

· the basis on which the broker or dealer made the suitability determination, and
· that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

PLAN OF DISTRIBUTION - continued

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide Venta Global, Inc. with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.” However, we may not be accepted for listing in Mergent or similar services designed to obtain manual exemptions if we are considered to be a "shell" at the time of application.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Upon effectiveness of this Prospectus, the Company intends to consider becoming a “reporting issuer” under Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended, by way of filing a Form 8-A with the SEC. A Form 8-A is a “short form” of registration whereby information about the Company will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, the Company’s shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on the Company: Michigan, New Hampshire, Texas and Vermont. The Company intends, at its own cost, to make the required notice filings in Michigan, New Hampshire, Texas and Vermont immediately after filings its Form 8-A with the SEC.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2010 for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o Venta Global, Inc., 2131 N. Collins Ave 433-614, Arlington, TX 76011.

The percentage ownership information shown in the table below is calculated based on 45,898,000 shares of our common stock issued and outstanding as of November 30, 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

PRINCIPAL STOCKHOLDERS - continued

		Amount and Nature
Title of		of Beneficial
Class	Name of Beneficial Owner	Ownership	Percentage (1)
Common Stock	Dmitri Tisnoi,	20,000,000	43.57%
	President, Chief Executive Officer and Director	Direct
Common Stock	Raymond Colston	500,000	1.09%
	Chief Financial Officer, Treasurer and Director	Direct
Common Stock	Brenda Gray	1,000,000	2.18%
	Chief Operating Officer, Secretary and Director	Direct
Common Stock	Kyle Ford	2,000,000	4.36%
	Executive Vice President and Director	Direct
	All Officers and Directors as a Group	23,500,000	51.20%

Common Stock	Scott O’Neal	3,000,000	6.54%
		Direct
Common Stock	Edouard Prous	3,000,000	6.54%
		Direct
Common Stock	Nikolay Frolov	3,000,000	6.54%
		Direct
Common Stock	Capital Royale International, Inc. (2)	5,000,000	10.89%
		Direct
Common Stock	Panamera International Corporation (3)	5,000,000	10.89%
		Direct
	All Principal Shareholders as a Group	42,500,000	92.60%
	Total Shares Outstanding	45,898,000	100.00%

(1)	Based on 45,898,000 shares outstanding as of the date of this prospectus.
(2)	Luis Daniel Arza has voting and investment control over shares held by Capital Royale International, Inc.
(3)	Rolando Brooks has voting and investment control over shares held by Panamera International Corporation

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We have issued $135,000 of Convertible Debt. Refer to the Notes to the Financial Statements for more information.

Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK
Common Stock

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock:

·	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

·	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

·	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

·	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu”, each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each shares of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management”.

DESCRIPTION OF CAPITAL STOCK - continued

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of March 11, 2011, there were 45,898,000 shares of our common stock issued and outstanding held by 75 shareholders.

Preferred Stock

We do not have any preferred stock authorized, issued or outstanding.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

Our stock transfer agent for our securities is Island Stock Transfer, 100 Second Avenue S., Suite 300N, St. Petersburg, FL 33701. Their telephone number is (727) 287-0010.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, based on our outstanding shares as of November 30, 2010, we will have outstanding an aggregate of 65,898,000 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 22,898,000 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The 43,000,000 restricted shares of common stock to be outstanding after this offering are owned by our executive officers and directors, known as our “affiliates,” and other shareholders, and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 658,980 shares immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

UNDERWRITING

We are not engaging an underwriter to assist us in this offering. This offering is being made solely through our officers and directors.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from February 6, 2009 (inception) through November 30, 2010, included in this prospectus have been audited by Whitley Penn LLP, as set forth in their report included in this prospectus, and are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Dean Law Corp., included in the opinion letter filed as an exhibit to the Registration Statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Index to Financial Statements

Page

Financial Statements:

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of November 30, 2010 and 2009 (Audited)	F-3

Statements of Operations for the year ended November 30, 2010 (Audited) and for the period from Inception (February 6, 2009) through November 30, 2009 (Audited)	F-4

Statement of Stockholders' Deficit for the period from Inception (February 6, 2009) through November 30, 2010 (Audited)	F-5

Statements of Cash Flows for the year ended November 30, 2010 (Audited) and for the period from Inception (February 6, 2009) through November 30, 2009 (Audited)	F-6

Notes to Financial Statements (Audited)	F-7 to F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Venta Global, Inc.

We have audited the accompanying balance sheets of Venta Global, Inc. (the “Company”) as of November 30, 2010 and 2009, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended November 30, 2010 and the period from February 6, 2009 (Inception) through November 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Venta Global, Inc. as of November 30, 2010 and 2009, and the results of its operations and its cash flows for the year ended November 30, 2010 and the period from February 6, 2009 (Inception) through November 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, as of November 30, 2010, the Company has an accumulated deficit of $472,119 and negative working capital of $106,814, both of which raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Whitley Penn LLP

Dallas, Texas
March 15, 2011

Venta Global, Inc.
(A Development Stage Company)
Balance Sheets

	November 30, 2010	November 30, 2009
ASSETS

Current assets

Cash	$16,780	$-
Accounts receivable	31,772	-
Inventory (see Note 4)	5,526	-
Prepaid expenses (see Note 5)	15,625	-
Advances to shareholder (see Note 7)	22,743	2,006

Total current assets	92,446	2,006

Facilities and equipment	1,969	-
Accumulated depreciation	(230)	-

Net facilities and equipment	1,739	-

Other assets	493	1,674

TOTAL ASSETS	$94,678	$3,680

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities

Accounts payable	$40,084	$612
Accrued expenses	11,790	2,700
Accrued officers' compensation (see Note 7)	131,000	30,000
Other payables	16,386	-

Total current liabilities	199,260	33,312

Note payable (related party) (see Note 7)	5,000	-
Convertible notes payable (see Note 6)	83,207	-

Total long-term liabilities	88,207	-

Total liabilities	287,467	33,312

Commitments and contingencies

Stockholders' deficit (see Note 10)

180,000,000 shares Common Stock
Authorized at $0.001/par value
45,898,000 and 33,898,000 shares
issued and outstanding, respectively	45,898	33,898
Additional paid-in capital	233,432	(24,568)
Deficit accumulated during development stage (see Note 10)	(472,119)	(38,962)

Total Stockholders' Deficit	(192,789)	(29,632)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$94,678	$3,680

The accompanying footnotes are an integral part of these financial statements.

Venta Global, Inc.
(A Development Stage Company)
Statements of Operations

		Inception	Inception
	Fiscal Year	(February 6, 2009)	(February 6, 2009)
	Ended	Through	Through
	November 30, 2010	November 30, 2009	November 30, 2010

Revenues	$31,772	$-	$31,772

Total Revenues	31,772	-	31,772

Cost of goods sold	30,696	-	30,696

Gross Profit	1,076	-	1,076

Sales and marketing expenses	3,377	-	3,377
General and administrative expenses	392,419	38,962	431,381
Depreciation	230	-	230

Total Operating Expenses	396,026	38,962	434,988

Operating Loss	(394,950)	(38,962)	(433,912)

Other loss
Interest expense	(38,207)	-	(38,207)

Total Other Loss	(38,207)	-	(38,207)

Loss before taxes	(433,157)	(38,962)	(472,119)

Income tax benefit	-	-	-

Net loss	$(433,157)	$(38,962)	$(472,119)

Basic and diluted loss per share	$(0.01)	$(0.00)

Weighted average number of
common shares outstanding	43,429,507	33,390,437

The accompanying footnotes are an integral part of these financial statements.

Venta Global, Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
Inception (February 6, 2009) Through November 30, 2010

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total
Balance February 6, 2009	-	$-	$-	$-	$-

Founders' stock issued @ $0.0001/sh. Apr. 2009	33,298,000	33,298	(29,968)		3,330
Stock issued for cash @ $0.01/sh. Sep.-Nov. 2009	600,000	600	5,400		6,000

Net loss				(38,962)	(38,962)

Balance November 30, 2009	33,898,000	33,898	(24,568)	(38,962)	(29,632)

Stock issued for cash @ $0.015/sh. Jan. 2010	1,000,000	1,000	14,000		15,000
Stock issued for services @ $0.015/sh. Feb. 2010	10,000,000	10,000	140,000		150,000
Stock issued for cash @ $0.015/sh. Mar. 2010	1,000,000	1,000	14,000		15,000
Beneficial conversion features			90,000		90,000

Net loss				(433,157)	(433,157)

Balance November 30, 2010	45,898,000	$45,898	$233,432	$(472,119)	$(192,789)

The accompanying footnotes are an integral part of these financial statements.

Venta Global, Inc.
(A Development Stage Company)
Statements of Cash Flows

		Inception	Inception
	Fiscal Year	(February 6, 2009)	(February 6, 2009)
	Ended	Through	Through
	November 30, 2010	November 30, 2009	November 30, 2010

Operating activities:

Net loss	$(433,157)	$(38,962)	$(472,119)
Adjustments to reconcile net loss to net cash flows
used in operating activities:
Depreciation and amortization	230	-	230
Consulting expenses (stock)	134,375	-	134,375
Interest compounded into convertible notes	8,918	-	8,918
Beneficial conversion feature amortization	29,289	-	29,289

Change in operating assets and liabilities:
Accounts receivable	(31,772)	-	(31,772)
Inventory	(5,526)	-	(5,526)
Advances to shareholder	(20,737)	(2,006)	(22,743)
Other assets	1,181	(1,674)	(493)
Accounts payable	39,472	612	40,084
Accrued expenses	9,090	2,700	11,790
Accrued officers' compensation	101,000	30,000	131,000
Other payables	16,386	-	16,386

Net cash flows used in operating activities	(151,251)	(9,330)	(160,581)

Investing activities:

Purchase of facilities and equipment	(1,969)	-	(1,969)

Net cash flows used in investing activities	(1,969)	-	(1,969)

Financing activities:
Proceeds from note payable (related party)	5,000	-	5,000
Proceeds from convertible notes payable	135,000	-	135,000
Issuance of common stock	30,000	9,330	39,330

Net cash flows provided by financing activities	170,000	9,330	179,330

Increase in cash and cash equivalents	16,780	-	16,780

Cash at beginning of period	-	-	-

Cash at end of period	$16,780	$-	$16,780

Non-cash activities:

Stock issued for services	$150,000	$-	$150,000
Debt discount from beneficial conversion feature	$90,000	$-	$90,000

The accompanying footnotes are an integral part of these financial statements.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010
NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Venta Global, Inc. (“The Company”) was incorporated under the laws of the State of Nevada on February 6, 2009.  The Company distributes several lines of alternative fuel vehicles, with plans to assemble and manufacture variety of environmentally friendly products in the automotive arena.  The Company is in the development stage, having only begun operations recently.

NOTE 2.  GOING CONCERN

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had negative working capital of $106,814 and an accumulated deficit of $472,119 at November 30, 2010.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

The Company has primarily funded its operations through the net proceeds received from the Company's issuance of stock and convertible debt.  The Company plans to issue additional equity and/or debt to fund its future operations.

Based on the Company’s current liquidity position, the Company will need to raise additional capital through debt or equity funding within the next twelve months.  There is no assurance that any such financing will be available on acceptable terms or at all.  Should continuing funding requirements not be met, the Company’s operations may cease to exist.

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The Company operates on fiscal basis, with each year ending in the month of November.

b.  Basic and Diluted Earnings per Share

Basic net loss per share amount is computed by dividing the net loss by the weighted average number of common shares outstanding.  Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive securities issued by the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  There are no restrictions on the Company’s cash.  At November 30, 2010 and November 30, 2009, balances in Company’s cash accounts did not exceed federally insured limits.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

d.  Accounts Receivable

Accounts receivable are stated at amounts management expects to collect.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts.  Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable. As of November 30, 2010, no allowances had been recorded.

e.  Inventory

Inventory of products is located at the Company’s Fort Worth office and is valued at the lower of cost (specific identification method) or market, and is comprised of finished goods.

f.  Facilities and Equipment

Facilities and equipment are recorded at cost.  Depreciation is charged on the straight-line basis over the estimated useful lives of the assets.  Maintenance and repairs are charged to expense as incurred.  Major improvements are capitalized.

Estimated useful lives:
Furniture, fixtures and equipment - 5 years

g.  Fair Value of Financial Instruments

Carrying amounts of certain of our financial instruments, including accounts receivable, accounts payable, and other payables approximate fair value due to their short maturities. Carrying value of long-term debt approximates fair value, as it bears market rate of interest, for a secured loan. None of our financial instruments are held for trading purposes.

h.  Revenue Recognition

The Company’s revenue consists of wholesale and retail sales of vehicles and other transportation products and recognized only when all of the following criteria have been met:

(i)	Persuasive evidence for an agreement exists;
(ii)	Delivery has occurred;
(iii)	The fee is fixed or determinable; and
(iv)	Collectability is reasonably assured.

i.  Warranties

The Company currently does not warranty the vehicles it sells and has no contingency after the sale.

j.   Equity-Based Payments to Non-Employees

The Company has issued common stock to non-employees for payment of services.  Measurement of the share-based payment transactions with non-employees are based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

k.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

l.  Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.

Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

m.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

The Company sells its products primarily to resellers, specifically one customer. All of the revenue for the fiscal year ended November 30, 2010, came from the main customer. The Company believes its credit policies are prudent and reflect normal industry terms and business risks.

n.  Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards and their effect on the Company.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures, which adds new disclosure requirements for transfers into and out of Levels 1 and 2 in the fair value hierarchy and additional disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements.  This ASU also clarifies existing fair value disclosures about the level of disaggregation about inputs and valuation techniques used to measure fair value.  The ASU is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide Level 3 activity on a gross basis, which is effective for fiscal year ends beginning after December 15, 2010 and interim periods within those years.  The adoption did not have a material effect on our financial condition or results of operations.

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010
NOTE 4.  INVENTORY

At each year end, respectively, the Company had the following inventory:

	Nov. 30, 2010	Nov. 30, 2009

Electric bicycles	$5,526	$-

Total inventory	$5,526	$-

NOTE 5.  PREPAID EXPENSES

As of November 30, 2010, balance of prepaid expenses was $15,625, which represented the unearned portion of stock compensation issued under consulting agreement.  This balance will be fully amortized during the first quarter of the following fiscal year.

NOTE 6.  CONVERTIBLE NOTES PAYABLE

Between February and April of 2010, the Company issued five convertible notes payable to separate unrelated parties for the total principal amount of $135,000. The notes do not call for any interim payments, have terms of two years from the date of issue, and accrue interest at the rate of 10% per annum. The entire principal and accrued interest on the notes are convertible into common stock of the Company at a variable conversion price, with 40% discount to the market price, at the point of conversion. The Company recorded $90,000 related to the deemed beneficial conversion feature of these notes, to be amortized over 24 months, starting at the date of issue.  For the fiscal year ended November 30, 2010, $29,289 has been amortized to interest expense in the accompanying statements of operations. As of November 30, 2010, balance of accrued interest was  $8,918.

NOTE 7.  RELATED PARTY TRANSACTIONS

From time to time, various amounts are advanced to and from the Company’s officer, director and major shareholder.  These short term advances are payable on demand, and do not accrue any interest.  As of November 30 of 2010 and 2009, balances of the advances were $22,743 and $2,006, respectively.

In November of 2010, the Company borrowed $5,000 from Mr. Kyle Ford, the Company’s Executive Vice President and Director.  The note is due in two years, with no scheduled payments, and interest accruing at 12% per annum.

During fiscal year 2010, the Company accrued $101,000 of compensation to its officers.  During the period from Inception (February 6, 2009) through November 30, 2009 accrued officers’ compensation was $30,000.  At the respective fiscal year ends, balances of the related accrued payroll taxes were $11,790 and $2,700.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010
NOTE 8.  OPERATING SEGMENTS

During the period from inception through November 30, 2010, the Company operated as a single business segment.

NOTE 9.  INCOME TAXES

For the years ended November 30, 2010 and 2009, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.  At November 30, 2010, the Company had approximately $250,581 of net operating losses.

The reconciliation of income taxes at the U.S. federal statutory tax rate to our effective tax rate was as follows:

	Nov. 30, 2010	Nov. 30, 2009

Statutory provision (benefit) rate	34%	34%
State, and other taxes, net of federal
income tax benefit	-	-
Portion of net operating losses and
temporary differences resulting from the
establishment or reduction in the
valuation allowance	(34)	(34)
Effective tax rate	-%	-%

Significant components of the Company’s deferred tax assets and liabilities were as follows:

	Nov. 30, 2010	Nov. 30, 2009

Deferred tax assets:
Facilities and equipment	$15,953	$-
Accrued liabilities	48,549	11,118
Net operating loss carryforwards	85,197	2,042

Total deferred tax assets	149,699	13,160

Deferred tax liabilities:

Total deferred tax liabilities	-	-

Net deferred tax assets before valuation allowance	149,699	13,160
Less: valuation allowance	(149,699)	(13,160)
Net deferred tax assets	$-	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company has recorded a valuation allowance for the full amount of the deferred tax assets.

Venta Global, Inc.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2010
NOTE 9.  INCOME TAXES - continued

As of December 1, 2009, the Company adopted ASC Topic No. 740-10, Income Taxes. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more likely than not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when an entity subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained. ASC 740-10 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions and it has expanded disclosure requirements. The adoption of ASC 740-10 had no impact on the Company’s financial statements and there are no uncertain tax positions as of November 30, 2010. The Company is currently subject to a three year statute of limitation by major tax jurisdictions.

NOTE 10.  STOCKHOLDERS’ EQUITY

Shortly after formation, the Company was capitalized with $3,330, and issued 33,298,000 shares of common stock to its founders.

Between September and November of 2009, the Company issued 600,000 shares of common stock to various investors for a cash consideration of $6,000.

In February of 2010, the Company issued 10,000,000 shares of common stock for professional services.

In January and March of 2010, the Company issued 2,000,000 shares of common stock for a cash consideration of $30,000.

NOTE 11.  SUBSEQUENT EVENTS

None

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING

Common stock offered by selling stockholders	2,898,000 shares
Common stock outstanding (as of March 11, 2011)	45,898,000 shares
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
Risk factors	See "Risk Factors" beginning on page 7 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

[RESALE PROSPECTUS ALTERNATE PAGE]

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 11, 2011, and as adjusted to reflect the sale of shares of common stock offered by this Prospectus by (i) each of our named executive officers (other than our former Chief Executive Officer who no longer beneficially owns any of our securities), (ii) each of our directors, (iii) all current executive officers and directors as a group, (iv) all persons, including groups, known to us to own beneficially more than five percent (5%) of any class of our voting stock, and (v) the selling stockholders.

As of March 11, 2011, we had 45,898,000 shares of common stock outstanding.

Except as specifically indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of March 11, 2011, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as set forth below, the selling stockholder has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

Name of Selling Stockholder and Position, Office or Material	Common Shares owned by the Selling	Percent beneficially owned before	Total Shares to be Registered Pursuant to this	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
Relationship with Venta Global, Inc.	Stockholder (2)	Offering	Offering	# of Shares	% of Class

Dmitri Tisnoi (1)	20,000,000	43.57%	-	20,000,000	43.57%
Scott O'Neal	3,000,000	6.54%	-	3,000,000	6.54%
Edouard Prous	3,000,000	6.54%	-	3,000,000	6.54%
Nikolay Frolov	3,000,000	6.54%	-	3,000,000	6.54%
Raymond Colston (2)	500,000	1.09%	-	500,000	1.09%
Richard Griffiths	500,000	1.09%	-	500,000	1.09%
Kyle Ford (3)	2,000,000	4.36%	-	2,000,000	4.36%
Brenda Gray (4)	1,000,000	2.18%	-	1,000,000	2.18%
Jared Schnader	150,000	0.33%	150,000	-	0.00%
Berry Stevens	60,000	0.13%	60,000	-	0.00%
Mario Parra	60,000	0.13%	60,000	-	0.00%
Forrest Carson	28,000	0.06%	28,000	-	0.00%
Dillon Britton	10,000	0.02%	10,000	-	0.00%
Kelly Britton	10,000	0.02%	10,000	-	0.00%
Emily Britton	10,000	0.02%	10,000	-	0.00%
Timothy Britton	10,000	0.02%	10,000	-	0.00%
Carolyn Nation	10,000	0.02%	10,000	-	0.00%
Fred Smith	10,000	0.02%	10,000	-	0.00%
Christopher Cale	10,000	0.02%	10,000	-	0.00%
Carolyn Smith	10,000	0.02%	10,000	-	0.00%
Madisyn Benson	10,000	0.02%	10,000	-	0.00%
Cody Benson	10,000	0.02%	10,000	-	0.00%
Cadyn Benson	10,000	0.02%	10,000	-	0.00%
Judith Benson	10,000	0.02%	10,000	-	0.00%
Megan Benson	10,000	0.02%	10,000	-	0.00%
Trustyn Benson	10,000	0.02%	10,000	-	0.00%
Kyle White	10,000	0.02%	10,000	-	0.00%
Gene Mullins	10,000	0.02%	10,000	-	0.00%
Ernest Cathey	10,000	0.02%	10,000	-	0.00%
Tamara Cathey	10,000	0.02%	10,000	-	0.00%

PRINCIPAL AND SELLING STOCKHOLDERS - continued

Linda Watson	10,000	0.02%	10,000	-	0.00%
Linda Sands	10,000	0.02%	10,000	-	0.00%
John Cowan	10,000	0.02%	10,000	-	0.00%
Beverly Cragan	10,000	0.02%	10,000	-	0.00%
Frank Cragan	10,000	0.02%	10,000	-	0.00%
Aaron Gilmore	10,000	0.02%	10,000	-	0.00%
Renee Gilmore	10,000	0.02%	10,000	-	0.00%
Aidan Gilmore	10,000	0.02%	10,000	-	0.00%
Ronald Bowhay	10,000	0.02%	10,000	-	0.00%
Mary Neumann	10,000	0.02%	10,000	-	0.00%
Brenda England	10,000	0.02%	10,000	-	0.00%
David England	10,000	0.02%	10,000	-	0.00%
Charles Gilmore	10,000	0.02%	10,000	-	0.00%
Elena Gershengoren	10,000	0.02%	10,000	-	0.00%
Andranik Aivazian	10,000	0.02%	10,000	-	0.00%
Lyubov Gershengoren	10,000	0.02%	10,000	-	0.00%
Brian Pope	10,000	0.02%	10,000	-	0.00%
Janeke Stanfield	10,000	0.02%	10,000	-	0.00%
Jamyia Stanfield	10,000	0.02%	10,000	-	0.00%
John McKellar	10,000	0.02%	10,000	-	0.00%
Debra McKellar	10,000	0.02%	10,000	-	0.00%
Laura Barbera	10,000	0.02%	10,000	-	0.00%
Joseph Gatins	10,000	0.02%	10,000	-	0.00%
Tabitha Cragan	10,000	0.02%	10,000	-	0.00%
Brent Hoffart	10,000	0.02%	10,000	-	0.00%
Emma Hoffart	10,000	0.02%	10,000	-	0.00%
Ethan Hoffart	10,000	0.02%	10,000	-	0.00%
Barbara Schoening	10,000	0.02%	10,000	-	0.00%
Lauren Schoening	10,000	0.02%	10,000	-	0.00%
Kenneth Nelson	10,000	0.02%	10,000	-	0.00%
Sharon Nelson	10,000	0.02%	10,000	-	0.00%
Darby Niehaus	10,000	0.02%	10,000	-	0.00%
Nicholas Niehaus	10,000	0.02%	10,000	-	0.00%
Adam Tarwater	10,000	0.02%	10,000	-	0.00%
Benjamin Hudson	10,000	0.02%	10,000	-	0.00%
Wendy Strittmatter	10,000	0.02%	10,000	-	0.00%
William Strittmatter	10,000	0.02%	10,000	-	0.00%
Anniston Strittmatter	10,000	0.02%	10,000	-	0.00%
Ashton Strittmatter	10,000	0.02%	10,000	-	0.00%
Jeannie Trees	10,000	0.02%	10,000	-	0.00%
Vladimir Dranov	10,000	0.02%	10,000	-	0.00%
Vladislav Dranov	1,010,000	2.2%	1,010,000	-	0.00%
Panamera International Corporation	5,000,000	10.89%	-	5,000,000	10.89%
Capital Royale Internationa, Inc.	5,000,000	10.89%	-	5,000,000	10.89%
Roman Gromov	1,000,000	2.18%	1,000,000	-	0.00%

Total	45,898,000		2,898,000	43,000,000

(1)           Dmitri Tisnoi is our President, CEO and Director.
(2)           Raymond Colston is our CFO, Treasurer and Director.
(3)           Kyle Ford is our EVP and Director.
(4)           Brenda Gray is our COO, Secretary and Director.

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

        We are registering 2,898,000 shares of common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

• on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
• in the over-the-counter market;
• in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
• through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales made after the date the Registration Statement is declared effective by the Commission;
• broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        To the extent required by the Securities Act, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

PLAN OF DISTRIBUTION - continued

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock estimated to be $35,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

        Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

VENTA GLOBAL, INC.

2,898,000
 Shares
 of
 Common Stock

PROSPECTUS

March ___, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$150
Transfer Agent Fees	$1,500
Legal, accounting fees and expenses (1)	$45,000
Edgar filing, printing and engraving fees (1)	$3,350
Total (1)	$50,000

(1) Estimated.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all sales of our unregistered securities since our inception on February 6, 2009. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable.  In all cases, there was no public solicitation. The issuances of the securities described below were affected without the involvement of underwriters.

INFORMATION NOT REQUIRED IN PROSPECTUS - continued

Shareholder Last Name	Shareholder First Name	Date of Issuance	Amount Paid	Shares Issued
Tisnoi	Dmitri	4/7/2009	2,000.00	20,000,000
O'Neal	Scott	4/7/2009	300	3,000,000
Prous	Edouard	4/7/2009	300	3,000,000
Frolov	Nikolay	4/7/2009	300	3,000,000
Colston	Raymond	4/7/2009	50	500,000
Griffiths	Richard	4/7/2009	50	500,000
Ford	Kyle	4/7/2009	200	2,000,000
Gray	Brenda	4/7/2009	100	1,000,000
Schnader	Jared	4/7/2009	15	150,000
Stevens	Berry	4/7/2009	6	60,000
Parra	Mario	4/7/2009	6	60,000
Carson	Forrest	4/7/2009	2.8	28,000
Britton	Dillon	9/22/2009	100	10,000
Britton	Kelly	9/22/2009	100	10,000
Britton	Emily	9/22/2009	100	10,000
Britton	Timothy	9/22/2009	100	10,000
Nation	Carolyn	9/24/2009	100	10,000
Smith	Fred	9/24/2009	100	10,000
Cale	Christopher	9/24/2009	100	10,000
Smith	Carolyn	9/24/2009	100	10,000
Benson	Madisyn	9/26/2009	100	10,000
Benson	Cody	9/26/2009	100	10,000
Benson	Cadyn	9/26/2009	100	10,000
Benson	Judith	9/26/2009	100	10,000
Benson	Megan	9/26/2009	100	10,000
Benson	Trustyn	9/26/2009	100	10,000
White	Kyle	9/28/2009	100	10,000
Mullins	Gene	9/28/2009	100	10,000
Cathey	Ernest	9/30/2009	100	10,000
Cathey	Tamara	9/30/2009	100	10,000
Watson	Linda	9/30/2009	100	10,000
Sands	Linda	9/30/2009	100	10,000
Cowan	John	10/3/2009	100	10,000
Cragan	Beverly	10/3/2009	100	10,000
Cragan	Frank	10/3/2009	100	10,000
Gilmore	Aaron	10/7/2009	100	10,000
Gilmore	Renee	10/7/2009	100	10,000
Gilmore	Aidan	10/7/2009	100	10,000
Bowhay	Ronald	10/9/2009	100	10,000
Neumann	Mary	10/9/2009	100	10,000
England	Brenda	10/13/2009	100	10,000
England	David	10/13/2009	100	10,000
Gilmore	Charles	10/14/2009	100	10,000
Gershengoren	Elena	10/16/2009	100	10,000
Aivazian	Andranik	10/20/2009	100	10,000
Gershengoren	Lyubov	10/26/2009	100	10,000
Pope	Brian	10/27/2009	100	10,000
Stanfield	Janeke	11/7/2009	100	10,000
Stanfield	Jamyia	11/7/2009	100	10,000
McKellar	John	11/14/2009	100	10,000
McKellar	Debra	11/14/2009	100	10,000
Barbera	Laura	11/17/2009	100	10,000
Gatins	Joseph	11/18/2009	100	10,000
Cragan	Tabitha	11/20/2009	100	10,000
Hoffart	Brent	11/22/2009	100	10,000
Hoffart	Emma	11/22/2009	100	10,000
Hoffart	Ethan	11/22/2009	100	10,000
Schoening	Barbara	11/22/2009	100	10,000
Schoening	Lauren	11/22/2009	100	10,000
Nelson	Kenneth	11/24/2009	100	10,000
Nelson	Sharon	11/24/2009	100	10,000
Niehaus	Darby	11/25/2009	100	10,000
Niehaus	Nicholas	11/25/2009	100	10,000

Shareholder Last Name	Shareholder First Name	Date of Issuance	Amount Paid	Shares Issued
Tarwater	Adam	11/25/2009	100	10,000
Hudson	Benjamin	11/25/2009	100	10,000
Strittmatter	Wendy	11/26/2009	100	10,000
Strittmatter	William	11/26/2009	100	10,000
Strittmatter	Anniston	11/26/2009	100	10,000
Strittmatter	Ashton	11/26/2009	100	10,000
Trees	Jeannie	11/26/2009	100	10,000
Dranov	Vladimir	11/27/2009	100	10,000
Dranov	Vladislav	11/27/2009	100	10,000
Dranov	Vladislav	1/13/2010	15,000.00	1,000,000
Panamera International Corporation		2/15/2010	75,000.00	5,000,000
Capital Royale International, Inc.		2/15/2010	75,000.00	5,000,000
Gromov	Roman	3/9/2010	15,000.00	1,000,000

Total				45,898,000

* Consulting compensation.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

3.1	Amended Articles of Incorporation of Registrant
3.2	Amended Bylaws of the Registrant
5.1	Opinion and Consent of Dean Law Corp.
23.1	Consent of Independent Registered Public Accounting Firm
99.1	Form of Subscription Agreement

Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas on March 15, 2011.

VENTA GLOBAL, INC.

By:	/s/ Dmitri Tisnoi
Name: Dmitri Tisnoi
Title: CEO, President and Director
(Principal Executive Officer)

By:	/s/ Raymond Colston
Name: Raymond Colston
Title: Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dmitri Tisnoi	CEO, President and Director	March 15 , 2011
Dmitri Tisnoi	(Principal Executive Officer)

/s/ Raymond Colston	Chief Financial Officer and Director	March 15 , 2011
Raymond Colston	(Principal Financial and Accounting Officer)

/s/ Brenda Gray	Chief Operations Officer and Director	March 15 , 2011
Brenda Gray

/s/ Kyle Ford	Executive Vice President and Director	March 15 , 2011
Kyle Ford